Member News

12-05
February 22, 2012

To: All Members

I am pleased to advise you of the following announcements in the attached news release:

•	Net income of $38.0 million for 2011 compared to $8.3 million for 2010

•	A sixth consecutive partial repurchase of excess capital stock

•	A dividend of 0.10 percent annualized

Please see the press release for additional detail on our unaudited financial results for full year and fourth quarter 2011: net income of $38.0 million for the year and $10.9 million for fourth quarter. The partial repurchase of excess capital stock will occur tomorrow, February 23, 2012, and will put us over the $1 billion mark in repurchases of your excess capital stock since the fourth quarter 2010. Also, as the first dividend declared by the Board of Directors since 2008, the dividend payment represents an important milepost. We are grateful for the confidence expressed by the Board and for the patience of our members.

Excess capital stock repurchase
Consistent with the past five quarters, the amount to be repurchased from any member will be the lesser of the amount of the member’s excess capital stock or five percent of the member’s total capital stock, based on shares outstanding at close of business today, February 22. The capital stock repurchase amount will be credited to members’ DDA accounts tomorrow, Thursday, February 23, 2012.

Dividend payment
The dividend will be calculated on stockholders’ average capital stock held during the period October 1, 2011 to December 31, 2011 and will be credited to members’ DDA accounts tomorrow, February 23, 2012.

Tomorrow’s limited repurchase of excess capital stock does not signal that similar repurchases will occur automatically going forward, nor does tomorrow’s dividend payment signal that similar declarations will be forthcoming. We will continue to monitor the condition of our private-label MBS portfolio, our overall financial performance and retained earnings position, our market value to common stock ratio, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of any excess capital stock repurchases or dividends in future quarters.

If you have questions regarding these announcements, please contact Craig Howie, your relationship manager or me.

Sincerely,

Winthrop Watson
President and Chief Executive Officer